Exhibit 10.1

AMENDMENT NO. 1
BARNWELL INDUSTRIES, INC.
TO AMENDED AND RESTATED
2018 EQUITY INCENTIVE PLAN

Section 4.1 Plan Share Limits and Section 4.2 Individual Share Limits, shall be amended and restated in their entirety to read as follows:

4.1          Plan Share Limits.  Subject, however, to the provisions of Section 8 of the Plan, a total of 3,800,000 shares of Stock shall be authorized for Awards granted under the Plan.  The maximum number of shares of Stock (subject to adjustment under Section 8 of the Plan) which may be the subject of Incentive Stock Options is 3,800,000. Shares of Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held by the Company in its treasury.

4.2         Individual Share Limits.  Subject to adjustment as provided in Section 8 of the Plan, the maximum number of shares of Stock that:  (i) may be subject to Options that are Incentive Stock Options that are granted to any individual during any calendar year shall not exceed 340,000 shares of Stock; (ii) may be subject Options (other than Incentive Stock Options) and Stock Appreciation Rights that are granted to any individual during any calendar year shall not exceed 340,000 shares of Stock; (iii) may be subject to Restricted Stock Awards and Restricted Stock Unit Awards that are granted to any individual during any calendar year shall not exceed 270,000 shares of Stock and (iv) may be subject to all other Awards, including Awards intended to constitute Qualified Performance Awards, granted to any individual during any calendar year shall not exceed 100,000 shares of Stock. Notwithstanding the foregoing, for a non-employee director who is receiving a Stock Grant in lieu of fees, the maximum number of shares of Stock that such director may receive with respect to such Stock Grant shall be equal to the greater of the individual limit for Stock Grants above or the dollar value of such director’s director fees (including any additional fees for committee or similar work) for a year.